Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

STRONG FISCAL 2022 THIRD QUARTER RESULTS
AMID MARKET HEADWINDS

Net Sales Increased 10% and Diluted EPS Increased 24% to $1.53

Organic Net Sales1 Grew 9% and Adjusted Diluted EPS Rose 18% in Constant Currency

Western Markets and Brick-and-Mortar Outperformed

New York, May 3, 2022 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $4.25 billion for its third quarter ended March 31, 2022, an increase of 10% from $3.86 billion in the prior-year period. Organic net sales increased 9%. Net sales grew in every product category, largely reflecting continued recovery in brick-and-mortar retail stores, driven by double-digit growth in The Americas and Europe, the Middle East & Africa (“EMEA”) regions, as well as growth in global online2. The Company delivered strong sales growth in the context of increased COVID-related restrictions in China beginning mid-March 2022. These temporary restrictions reduced consumer traffic and travel as well as limited the Company’s capacity to ship orders from its distribution facilities.

The Company reported net earnings3 of $0.56 billion, compared with net earnings3 of $0.46 billion in the prior-year period. Diluted net earnings per common share was $1.53, compared with $1.24 reported in the prior-year period. Excluding restructuring and other charges and adjustments as detailed on page 3, adjusted diluted earnings per common share was $1.90, an 18% increase in constant currency.

Fabrizio Freda, President and Chief Executive Officer said, “We delivered strong sales growth and better-than-expected profitability in the third quarter of fiscal 2022 in the face of accelerated headwinds as the quarter evolved, including COVID restrictions in the Asia/Pacific region. Every category grew organically, led by Fragrance’s outstanding performance globally and the makeup renaissance in western markets. Eleven brands contributed double-digit organic sales growth and further demonstrated our diversification, empowered by our multiple engines of growth strategy. Consumer demand remained robust even in this more inflationary environment.

1 Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impacts from currency. We believe the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 2 for reconciliations to GAAP.
2 Online sales discussed throughout includes sales of our products from our websites and third-party platforms, as well as estimated sales of our products sold through our retailers’ websites.
3Net earnings attributable to The Estée Lauder Companies Inc. which excludes net (earnings) attributable to noncontrolling interests, as well as redeemable noncontrolling interest beginning in the fourth quarter of fiscal 2021.

“The Americas and EMEA regions outperformed our overall sales growth. We capitalized on re-opening to deliver double-digit organic sales growth, leveraging our high-touch services, breakthrough innovation, and desirable hero franchises. In the Asia/Pacific region, several markets prospered, led by Japan while our China results were pressured by COVID restrictions.”

Freda concluded, “Given our outstanding performance year-to-date, we expect to deliver a record year in fiscal 2022 despite temporary COVID-driven headwinds that reduced our fourth quarter outlook. We are confident that our business in China will rebound when COVID abates and accelerate our momentum.”

COVID-19 Business Update
The COVID-19 pandemic continued to disrupt the Company’s operating environment globally, primarily impacting retail traffic, travel, supply chain, inventory levels and other logistics during the fiscal 2022 third quarter. The resurgence of COVID-19 cases in many Chinese provinces led to restrictions late in the fiscal 2022 third quarter to prevent further spread of the virus. Consequently, retail traffic, travel, and distribution capabilities were temporarily curtailed. The Company’s distribution facilities in Shanghai operated with limited capacity to fulfill brick-and-mortar and online orders beginning in mid-March 2022.

Fiscal 2022 Third Quarter Results
Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably the acquisition of the majority interest in DECIEM and closure of BECCA); as well as the impacts from currency. Category and region commentary reflect organic performance.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Three Months Ended March 31, 2022
As Reported - GAAP(1)	10%

Organic, Non-GAAP(2)	9%
Impact of acquisitions, divestitures and brand closures, net	2
Impact of foreign currency	(1)
Returns associated with restructuring and other activities	—
As Reported - GAAP(1)	10%

(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impacts from currency.

Adjusted diluted earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ended
	March 31
	2022	2021	Growth
As Reported EPS - GAAP(1)	$1.53	$1.24	24%

Non-GAAP
Restructuring and other charges	.05	.31
Changes in fair value of contingent consideration	—	—
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	(.13)	—
Other intangible and long-lived asset impairments	.45	.07
Adjusted EPS - Non-GAAP	$1.90	$1.62	17%
Impact of foreign currency on earnings per share	.01
Adjusted Constant Currency EPS - Non-GAAP	$1.91	$1.62	18%

(1)Includes restructuring and other charges and adjustments

Net sales in the Company’s product categories and regions outside of the United States were unfavorably impacted by a stronger U.S. dollar in relation to most currencies. Operating income was favorably impacted by the stronger U.S. dollar.

Total reported operating income was $0.74 billion, a 20% increase from $0.62 billion in the prior-year period. Adjusted operating income in constant currency increased 16%, primarily reflecting higher net sales and excluding the following items:
•Fiscal 2022 third quarter: $216 million of other intangible asset impairments related to Dr. Jart+ and GLAMGLOW and $23 million of restructuring and other charges, partially offset by $60 million of income related to the change in fair value of acquisition-related stock options.
•Fiscal 2021 third quarter: $33 million of asset impairments related to some of the Company’s freestanding stores and $145 million of restructuring and other charges.
•The unfavorable impact of currency translation of $2 million.

Results by Product Category (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
Skin Care	$2,395	$2,259	6%	7%	$667	$804	(17)%
Makeup	1,114	1,018	9	11	7	(72)	100+
Fragrance	579	454	28	31	105	47	100+
Hair Care	147	128	15	17	(18)	(17)	(6)
Other	11	15	(27)	(27)	—	(1)	100
Subtotal	$4,246	$3,874	10%	11%	$761	$761	—%
Returns/charges associated with restructuring and other activities and adjustments	(1)	(10)			(23)	(145)
Total	$4,245	$3,864	10%	11%	$738	$616	20%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended March 31 2022 vs. 2021
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency	Net Sales Growth (GAAP)
Skin Care	3%	4%	(1)%	6%
Makeup	12	(1)	(2)	9
Fragrance	31	—	(3)	28
Hair Care	17	—	(2)	15
Other	(33)	6	—	(27)
Subtotal	9%	2%	(1)%	10%
Returns associated with restructuring and other activities				—
Total	9%	2%	(1)%	10%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impacts from currency.

Skin Care
•Skin care net sales grew in The Americas and EMEA regions, led by strong double-digit sales growth from La Mer. This was partially offset by a decline in the Asia/Pacific region, which was impacted by transitory logistics constraints in China.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 4 percentage points to net sales growth.
•Growth from La Mer reflected increases in hero products, including Crème de la Mer and the Genaissance de la Mer line of products, the recent launch of The Hydrating Infused Emulsion and initial shipments of the new upgraded The Treatment Lotion as well as targeted expanded consumer reach.

•Estée Lauder skin care net sales declined, reflecting challenges towards the end of the quarter due to logistics headwinds in Greater China, partially offset by the launches of Revitalizing Supreme+ and Micro Essence.
•Skin care operating income decreased, reflecting the current year impact of other intangible asset impairments related to Dr.Jart+ and GLAMGLOW of approximately $216 million.

Makeup
•Makeup net sales increased, reflecting the continued progression towards recovery in western markets, increased usage occasions and easier comparisons to the prior year. The growth was led by M·A·C, Estée Lauder and Clinique.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures reduced net sales growth by 1 percentage point.
•M·A·C’s double-digit net sales growth was driven by hero products, such as Studio Fix, the recent launches of MACStack mascara and LustreGlass Sheer-Shine Lipstick, and compelling social media campaigns to drive the makeup renaissance.
•Double-digit net sales growth from Estée Lauder was fueled by the Double Wear product line, including the recent launch of Double Wear Sheer Long-Wear Makeup.
•Strong double-digit net sales growth from Clinique reflected exceptional performance in the lip, concealer and eye subcategories as well as hero product Even Better Makeup.
•Makeup operating income increased, primarily reflecting higher net sales. Additionally, the prior year was adversely impacted by long-lived asset impairments of $24 million.

Fragrance
•Net sales grew in every region and across virtually all brands that sell fragrances, driven by continued resilience in luxury fragrance, the opening of more brick-and-mortar retail and the beginning of travel recovery in western markets.
•Jo Malone London net sales grew strong double digits primarily driven by strength in colognes, particularly in hero franchises, home and bath & body. The launches of House of Roses and Mediterranean Blossoms also contributed to growth.
•Tom Ford Beauty net sales grew strong double digits, powered by launches, such as Rose De Chine and Rose D’Amalfi, and Costa Azzurra parfum, as well as organic growth in existing hero franchises like Oud Wood and Ombre Leather.
•Net sales from Le Labo rose strong double digits, primarily reflecting the recovery of brick-and-mortar, improved retail traffic, and targeted expanded consumer reach. Growth was driven by hero fragrances, such as Santal 33 as well as the successful launch of Thé Matcha 26.
•Estée Lauder fragrance net sales also grew strong double digits primarily driven by the recently launched Luxury Fragrance Collection and strength from Beautiful Magnolia Intense.
•Fragrance operating income increased, driven primarily by higher net sales partly offset by strategic investments to support brick-and-mortar reopening and holiday.

Hair Care
•Hair care net sales rose in every region, reflecting increases from both Aveda and Bumble and bumble as brick-and-mortar locations recover and online continued to thrive.

•Aveda’s double-digit growth reflected the continued success of its hero franchises, including Invati, Nutriplenish and Botanical Repair, as well as the relaunch of Full Spectrum Semi-Permanent Treatment Hair Color and the launch of Botanical Repair Strengthening Overnight Serum.
•Net sales increased at Bumble and bumble, primarily reflecting the launches of Thickening Plumping Mask and Thickening Go Big Plumping Treatment. Targeted expanded consumer reach also contributed to growth.
•Hair care operating results decreased, reflecting strategic investments to support the brick-and-mortar recovery, partially offset by higher net sales.

Results by Geographic Region (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
The Americas	$1,053	$916	15%	14%	$408	$155	100+%
Europe, the Middle East & Africa	1,990	1,706	17	19	281	361	(22)
Asia/Pacific	1,203	1,252	(4)	(3)	72	245	(71)
Subtotal	$4,246	$3,874	10%	11%	$761	$761	—%
Returns/charges associated with restructuring and other activities and adjustments	(1)	(10)			(23)	(145)
Total	$4,245	$3,864	10%	11%	$738	$616	20%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended March 31 2022 vs. 2021
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency	Net Sales Growth (GAAP)
The Americas	11%	3%	1%	15%
Europe, the Middle East & Africa	18	1	(2)	17
Asia/Pacific	(4)	1	(1)	(4)
Subtotal	9%	2%	(1)%	10%
Returns associated with restructuring and other activities				—
Total	9%	2%	(1)%	10%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impacts from currency.

The Americas
•Net sales grew strong double digits in the United States, Canada and Latin America as brick-and-mortar retail traffic continued to recover. Net sales increased in every product category and in most major distribution channels.

•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 3 percentage points to net sales growth.
•Brick-and-mortar sales increased strong double digits, benefiting from a year-over-year increase in open retail locations as well as improved traffic.
•In North America, net sales grew in every product category led by makeup, which was disproportionately impacted by the challenges stemming from the COVID-19 pandemic in the prior-year period.
•In Latin America, net sales grew in every category and every market.
•Operating income in The Americas increased, reflecting an increase in the intercompany royalty income related to the growth in our travel business and higher sales, partially offset by the other intangible asset impairment of $11 million relating to GLAMGLOW.

Europe, the Middle East & Africa
•Net sales grew in most markets, led by the United Kingdom. The growth reflects recovery in brick-and-mortar compared to the prior year when retail traffic was negatively impacted by COVID-19. Net sales grew double digits in nearly every product category.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 1 percentage point to net sales growth.
•Net sales from most emerging markets in the region increased, driven by the brick-and-mortar recovery.
•Following the invasion of Ukraine, the Company suspended all commercial activity in Russia and Ukraine. Consequently, net sales in Russia and Ukraine declined.
•Net sales increased in every product category, led by strong growth in skin care and double-digit growth in fragrance and makeup, partly reflecting the return of social activities and in-store services.
•Global travel retail net sales increased double digits, reflecting continued growth from Asia/Pacific. However, additional travel restrictions late in the third quarter of fiscal 2022 led to reduced travel, particularly to Hainan. Travel retail net sales also grew from Europe, the Middle East & Africa and The Americas.
•Brick-and-mortar sales grew double digits reflecting favorable comparisons to the prior year period when more brick-and-mortar was closed.
•Operating income decreased, primarily driven by an increase in the intercompany royalty expense related to the growth in our travel retail business.

Asia/Pacific
•Net sales declined, primarily driven by Greater China due to reduced retail traffic and limited capacity in the Shanghai distribution facilities in compliance with temporary restrictions to prevent the spread of COVID-19. This was somewhat offset by growth in southeast Asia and Japan.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 1 percentage point to net sales growth.
•Net sales declines in makeup, reflecting the rise in COVID restrictions, and skin care were only partly offset by net sales growth from fragrance and hair care in the region.

•Net sales declined in brick-and-mortar due to soft traffic in areas most impacted by rising cases of the virus. Strong double-digit online growth partly offset the decline in brick-and-mortar as the Company and many retailers continued to capture consumer demand online.
•Operating income decreased, due entirely to the other intangible asset impairment of $205 million relating to Dr. Jart+.

Nine-Month Results
•For the nine months ended March 31, 2022, the Company reported net sales of $14.18 billion, a 15% increase compared with $12.28 billion in the prior-year period. Organic net sales increased 13%.
•Net earnings4 were $2.34 billion, and diluted earnings per share was $6.39. In the prior year nine months, the Company reported net earnings4 of $1.85 billion and diluted earnings per share of $5.03.
•During the nine-months ended March 31, 2022, the Company recorded restructuring and other charges, other intangible asset impairments, change in fair value of acquisition-related stock options, and other income related to a gain on a previously held equity investment in Deciem Beauty Group Inc. that, combined, resulted in an unfavorable impact of $201 million ($151 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.41 per diluted share, as detailed on page 16. The prior-year period results include restructuring and other charges, changes in contingent consideration and goodwill, other intangible and long-lived asset impairments that, combined, totaled $303 million ($237 million after tax), equal to $.65 per diluted share.
•Excluding restructuring and other charges and adjustments referred to in the previous bullet, adjusted diluted net earnings per common share for the nine months ended March 31, 2022 was $6.80, and rose 19% in constant currency. For the nine months ended March 31, 2022, the benefit of foreign currency translation on diluted net earnings per common share was $.04.

Cash Flows
•For the nine months ended March 31, 2022, net cash flows provided by operating activities were $1.97 billion, compared with $2.78 billion in the prior-year period, reflecting higher working capital needs to support growth and actions taken to mitigate the global supply chain challenges, as well as higher cash paid for taxes, partially offset by higher earnings before taxes, excluding non-cash items.
•Capital Expenditures increased to $658 million compared to $386 million in the prior-year period, primarily driven by increased investments for a new manufacturing facility in Japan, online capabilities and information technology enhancements as well as investments to support the reopening of the Company’s offices located around the world where COVID cases subsided.
•The Company ended the quarter with $3.84 billion in cash and cash equivalents after returning $2.62 billion cash to stockholders through dividends and share repurchases.

4Net earnings attributable to The Estée Lauder Companies Inc. which excludes net (earnings) attributable to noncontrolling interests, as well as redeemable noncontrolling interest beginning in the fourth quarter of fiscal 2021.

Outlook
The Company is revising its full fiscal year outlook, reflecting both outstanding performance year-to-date and additional headwinds that are impacting the fourth quarter of fiscal 2022, including the COVID-related restrictions in China, that are also affecting its travel retail business, and the impact of the invasion of Ukraine.

With multiple engines of growth across regions, brands, product categories and channels, the
Company is well-positioned to continue to drive a gradual acceleration as COVID abates and market dynamics support it. The Company expects to invest in areas to support the acceleration, including advertising, online, research and development and supply chain, to drive growth in areas of opportunity and help nurture emerging trends in the rest of the business.

The full year outlook reflects the following assumptions:
•Global volatility and variability is expected to continue, including inflation, supply chain disruption (including temporary reduced capacity at China distribution facilities), impacts related to current COVID-19 restrictions (primarily in Greater China including store closures, reduced traffic and less travel), and disruptions in Europe related to the invasion in Ukraine. The Company is focused on driving growth in areas of recovery while continuing to manage through this uncertain environment.
•Growth in developed markets in the west and brick-and-mortar retail driven by a continued recovery of the makeup and hair care categories as countries reduce COVID-19 restrictions.
•Targeted new distribution throughout the year to retailers that provide broader consumer reach.
•A continued gradual resumption of international travel in Europe and the Americas.
•Benefit from a nearly full year incremental impact of DECIEM in net sales and operating results.
•Higher transportation and logistics costs are negatively impacting both cost of sales and operating expenses in the remainder of fiscal 2022. The Company expects to mitigate some of the impact to its business and costs through strategic price increases and cost savings in other areas.
•Incremental savings from the Post-COVID Business Acceleration Program and reinvestment in advertising and capabilities.
•Full-year effective tax rate of approximately 21.5%.

The Company is mindful of ongoing risks related to the COVID-19 pandemic as well as risks related to social, economic and political matters, including restructurings and bankruptcies in the retail industry, geopolitical tensions, regulatory developments, global security issues, currency volatility, general economic challenges, including increasing inflationary pressures and supply chain disruptions, and changes in consumer preferences that affect consumer spending in certain countries, channels and travel corridors.

Longer-term, the Company expects to return to its growth targets of 6% to 8% sales growth, 50 basis points of operating margin expansion and double-digit adjusted diluted earnings per share growth in constant currency after a period of normalization as the impacts of the COVID-19 pandemic subside.

Full Year Fiscal 2022

Sales Outlook
•Reported net sales are forecasted to increase between 7% and 9% versus the prior-year period.

•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact from currency, are forecasted to increase between 5% and 7%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $6.54 and $6.70. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $7.05 and $7.15.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Post-COVID Business Acceleration Program, the charges are estimated to be between approximately $55 million to $85 million, equal to $.12 to $.18 per diluted common share.
•Adjusted diluted earnings per common share are expected to increase between 8% and 10% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using March 31, 2022 spot rates for the fourth quarter of fiscal 2022, currency is expected to be about $.05 accretive to diluted earnings per share.
•The increase in ownership of DECIEM is expected to be $.02 dilutive to diluted earnings per common share.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

Twelve Months Ending
June 30, 2022(F)
As Reported - GAAP(1)	7% - 9%

Organic, Non-GAAP(2)	5% - 7%
Impact of acquisitions, divestitures and brand closures, net	2
Impact of foreign currency	—
Returns associated with restructuring and other activities	—
As Reported - GAAP(1)	7% - 9%
(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of already announced acquisitions, divestitures and brand closures; as well as the impacts from currency.

(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Earnings Per Share (“EPS”) (Unaudited)

	Twelve Months Ending
	June 30
	2022(F)	2021	Variance
Forecasted/As Reported EPS - GAAP(1)	$6.54 - $6.70	$7.79	(16%) - (14%)

Non-GAAP
Restructuring and other charges	.12 - .18	.48
Changes in fair value of contingent consideration	—	(.01)
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	(.12)	.09
Goodwill, other intangible and long-lived asset impairments	.45	.40
Other income	—	(2.30)
Forecasted/Adjusted EPS - Non-GAAP	$7.05 - $7.15	$6.45	9% - 11%
Impact of foreign currency	(.05)
Forecasted Adjusted Constant Currency EPS - Non-GAAP	$7.00 - $7.10	$6.45	8% - 10%
(1)Includes restructuring and other charges and adjustments
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, May 3, 2022 to discuss its results. The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 9349743). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)destocking and tighter working capital management by retailers;

(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to our global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, Tommy Hilfiger, M·A·C, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin Paris, TOM FORD BEAUTY, Smashbox, Ermenegildo Zegna, AERIN, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended March 31		Percentage Change	Nine Months Ended March 31		Percentage Change
($ in millions, except per share data)	2022	2021		2022	2021
Net sales(A)	$4,245	$3,864	10%	$14,176	$12,279	15%
Cost of sales(A)	994	939	6	3,274	2,848	15
Gross profit	3,251	2,925	11	10,902	9,431	16
Gross margin	76.6%	75.7%		76.9%	76.8%

Operating expenses
Selling, general and administrative(B)	2,275	2,145	6	7,554	6,761	12
Restructuring and other charges(A)	22	131	(83)	41	172	(76)
Goodwill impairment(C)	—	—	100	—	54	(100)
Impairment of other intangible and long-lived assets(C)	216	33	100+	216	60	100+
Total operating expenses	2,513	2,309	9	7,811	7,047	11
Operating expense margin	59.2%	59.8%		55.1%	57.4%

Operating income	738	616	20	3,091	2,384	30
Operating income margin	17.4%	15.9%		21.8%	19.4%

Interest expense	41	43	(5)	125	131	(5)
Interest income and investment income, net	5	9	(44)	19	40	(53)
Other components of net periodic benefit cost	(1)	2	(100+)	(2)	12	(100+)
Other income	—	—	—	1	—	100
Earnings before income taxes	703	580	21	2,988	2,281	31
Provision for income taxes	130	122	7	630	421	50
Net earnings	573	458	25	2,358	1,860	27
Net earnings attributable to noncontrolling interests	(3)	(2)	(50)	(8)	(8)	—
Net earnings attributable to redeemable noncontrolling interest	(12)	—	100	(12)	—	100
Net earnings attributable to The Estée Lauder Companies Inc.	$558	$456	22%	$2,338	$1,852	26%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$1.55	$1.25	24%	$6.48	$5.10	27%
Diluted	$1.53	$1.24	24%	$6.39	$5.03	27%

Weighted-average common shares outstanding
Basic	359.2	363.6		360.7	362.9
Diluted	363.6	369.0		365.8	368.1

(A)In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to realign its business to address the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It will further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company plans to approve specific initiatives under the PCBA Program through fiscal 2022 and expects to substantially complete those initiatives through fiscal 2023. The Company expects that the PCBA Program will result in related restructuring and other charges totaling between $400 million and $500 million, before taxes.

The Company substantially completed initiatives approved under the Leading Beauty Program (the “LBF Program”) through fiscal 2021. Additional information about the LBF Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

(B)For the three and nine months ended March 31, 2022, the Company recorded $(60) million ($(48) million, less the portion attributable to redeemable noncontrolling interest and net of tax) and $(58) million ($(46) million, less the portion attributable to redeemable noncontrolling interest and net of tax), respectively, of income related to the change in fair value of acquisition-related stock options related to DECIEM. The Company recorded $2 million (gross and net of tax) of income within selling, general and administrative expenses for the nine months ended March 31, 2021 to reflect changes in the fair value of its contingent consideration related to its fiscal 2016 acquisition.

(C)During the fiscal 2022 third quarter, given the lower-than-expected results from international expansion to areas that continue to be impacted by COVID-19, the Company made revisions to the internal forecasts relating to its GLAMGLOW reporting unit. The Company concluded that the changes in circumstances in the reporting unit triggered the need for an interim impairment review of its trademark intangible asset. As of March 31, 2022, the remaining carrying value of the trademark intangible asset was not recoverable and the Company recorded an impairment charge of $11 million reducing the carrying value to zero.

During the fiscal 2022 third quarter, given the lower-than-expected growth within key geographic regions and channels for Dr.Jart+ that continue to be impacted by the spread of COVID-19 variants and resurgence in cases and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the brand, the lower than expected growth in key retail channels for DECIEM, and the lower than expected results from international expansion to areas that continue to be impacted by COVID-19 for Too Faced, the Company made revisions to the internal forecasts relating to its Dr. Jart+, DECIEM and Too Faced reporting units.

The Company concluded that the changes in circumstances in the reporting units triggered the need for interim impairment reviews of their trademarks and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Dr.Jart+’s, DECIEM’s and Too Faced’s long-lived assets, including customer lists, may not be recoverable. Accordingly, the Company performed interim impairment tests for the trademarks and a recoverability test for the long-lived assets as of February 28, 2022. The Company concluded that the carrying amounts of the long-lived assets were recoverable. For the Dr.Jart+ reporting unit, the Company also concluded that the carrying value of the trademark intangible asset exceeded its estimated fair value, which was determined utilizing the relief-from-royalty method to determine discounted projected future cash flows, and recorded an impairment charge. For the Too Faced and DECIEM reporting units, as the carrying values of the trademarks did not exceed their estimated fair values, which were determined utilizing the relief-from-royalty method to determine discounted projected future cash flows, the Company did not record impairment charges. As of March 31, 2022, the estimated fair values of Too Faced’s and DECIEM’s trademarks exceeded their carrying values by 13% and 3%, respectively. For the Too Faced and DECIEM trademark intangible assets, if all other assumptions are held constant, an increase of 100 basis points and 50 basis points, respectively, in the weighted average cost of capital would result in an impairment charge. After adjusting the carrying values of the trademarks, the Company completed interim quantitative impairment tests for goodwill. As the estimated fair value of the Dr.Jart+, DECIEM and Too Faced reporting units were in excess of their carrying values, the Company concluded that the carrying amounts of the goodwill were recoverable and did not record a goodwill impairment charge related to these reporting units. The fair value of these reporting units were based upon an equal weighting of the income and market approaches, utilizing estimated cash flows and a terminal value, discounted at a rate of return that reflects the relative risk of the cash flows, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting units. The significant assumptions used in these approaches include revenue growth rates and profit margins, terminal values, weighted average cost of capital used to discount future cash flows and royalty rates for trademarks. The most significant unobservable input used to estimate the fair value of the Dr. Jart+ trademark intangible asset was the weighted-average cost of capital, which was 10.5%.

For the three and nine months ended March 31, 2022, other intangible asset impairment charges were $216 million ($164 million, less the portion attributable to noncontrolling interest and net of tax), with an impact of $.45 per common share in both periods.

During November 2020, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company and lower than expected results from geographic expansion, the Company made further revisions to the internal forecasts relating to its GLAMGLOW reporting unit, triggering a need for an interim impairment review. As a result of this review, the Company recorded $81 million ($63 million, net of tax) of goodwill and other intangible asset impairments, with an impact of $.18 per common share for the nine months ended March 31, 2021.

During March 2021, the Company recognized $33 million ($27 million, net of tax) of long-lived asset impairments, included in impairments of other intangible and long-lived assets, in the accompanying consolidated statements of earnings (loss) for the three and nine months ended March 31, 2021, related other assets (i.e. rights associated with commercial operating leases), operating lease ROU assets and the related property, plant and equipment in certain freestanding stores primarily in Europe due to the impact of the COVID-19 pandemic.

For the three months ended March 31, 2021, total long-lived asset impairment charges were $33 million with an impact of $.07 per common share, and for the nine months ended March 31, 2021, total goodwill, other intangible and long-lived asset impairment charges were $114 million with an impact of $.25 per common share.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended March 31, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$(1)	$5	$4	$3	$.01
PCBA Program	1	—	17	1	19	14.04
Change in fair value of acquisition-related stock options	—	—	—	(60)	(60)	(48)	(.13)
Other intangible asset impairments	—	—	—	216	216	164.45
Total	$1	$—	$16	$162	$179	$133	$.37

	Nine Months Ended March 31, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$2	$(2)	$13	$13	$10	$.03
PCBA Program	3	(2)	24	6	31	24.06
Change in fair value of acquisition-related stock options	—	—	—	(58)	(58)	(46)	(.13)
Other intangible asset impairments	—	—	—	216	216	164.45
Other income	—	—	—	(1)	(1)	(1)	—
Total	$3	$—	$22	$176	$201	$151	$.41

	Three Months Ended March 31, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$(1)	$3	$4	$6	$5	$.01
PCBA Program	10	5	121	3	139	111.30
Long-lived asset impairments	—	—	—	33	33	27.07
Total	$10	$4	$124	$40	$178	$143	$.38

	Nine Months Ended March 31, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$4	$(7)	$9	$6	$5	$.01
PCBA Program	10	5	167	3	185	144.40
Changes in fair value of contingent consideration	—	—	—	(2)	(2)	(2)	(.01)
Goodwill, other intangible and long-lived asset impairments	—	—	—	114	114	90.25
Total	$10	$9	$160	$124	$303	$237	$.65

Results by Product Category (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
Skin Care	$8,003	$7,113	13%	12%	$2,466	$2,453	1%
Makeup	3,674	3,243	13	14	228	(115)	100+
Fragrance	1,987	1,478	34	35	446	248	80
Hair Care	475	418	14	14	(8)	(10)	100+
Other	40	37	8	8	3	(1)	100+
Subtotal	$14,179	$12,289	15%	15%	$3,135	$2,575	22%
Returns/charges associated with restructuring and other activities and adjustments	(3)	(10)			(44)	(191)
Total	$14,176	$12,279	15%	15%	$3,091	$2,384	30%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Nine Months Ended March 31 2022 vs. 2021
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency	Net Sales Growth (GAAP)
Skin Care	7%	5%	1%	13%
Makeup	14	—	(1)	13
Fragrance	35	—	(1)	34
Hair Care	14	—	—	14
Other	3	5	—	8
Subtotal	13%	2%	—%	15%
Returns associated with restructuring and other activities				—
Total	13%	2%	—%	15%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impacts from currency.

Results by Geographic Region (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
The Americas	$3,547	$2,837	25%	25%	$1,044	$256	100+%
Europe, the Middle East & Africa	6,201	5,276	18	18	1,366	1,429	(4)
Asia/Pacific	4,431	4,176	6	5	725	890	(19)
Subtotal	$14,179	$12,289	15%	15%	$3,135	$2,575	22%
Returns/charges associated with restructuring and other activities and adjustments	(3)	(10)			(44)	(191)
Total	$14,176	$12,279	15%	15%	$3,091	$2,384	30%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Nine Months Ended March 31 2022 vs. 2021
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency	Net Sales Growth (GAAP)
The Americas	19%	6%	—%	25%
Europe, the Middle East & Africa	16	2	—	18
Asia/Pacific	4	1	1	6
Subtotal	13%	2%	—%	15%
Returns associated with restructuring and other activities				—
Total	13%	2%	—%	15%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impacts from currency.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and relating to organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or make adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended March 31
	2022					2021			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$4,245	$1	$4,246	$52	$4,298	$3,864	$10	$3,874	10%	11%
Cost of sales	994	—	994	13	1,007	939	(4)	935
Gross profit	3,251	1	3,252	39	3,291	2,925	14	2,939	11%	12%
Gross margin	76.6%		76.6%		76.6%	75.7%		75.9%

Operating expenses	2,513	(178)	2,335	37	2,372	2,309	(164)	2,145	9%	11%
Operating expense margin	59.2%		55.0%		55.2%	59.8%		55.4%
Operating income	738	179	917	2	919	616	178	794	15%	16%
Operating income margin	17.4%		21.6%		21.4%	15.9%		20.5%

Other income	—	—	—	—	—	—	—	—
Provision for income taxes	130	58	188	—	188	122	35	157	20%	20%

Net earnings attributable to The Estée Lauder Companies Inc.	$558	$133	$691	$3	$694	$456	$143	$599	15%	16%
Diluted EPS	$1.53	$.37	$1.90	$.01	$1.91	$1.24	$.38	$1.62	17%	18%

	Nine Months Ended March 31
	2022					2021			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$14,176	$3	$14,179	$(32)	$14,147	$12,279	$10	$12,289	15%	15%
Cost of sales	3,274	—	3,274	(4)	3,270	2,848	(9)	2,839
Gross profit	10,902	3	10,905	(28)	10,877	9,431	19	9,450	15%	15%
Gross margin	76.9%		76.9%		76.9%	76.8%		76.9%

Operating expenses	7,811	(199)	7,612	(5)	7,607	7,047	(284)	6,763	13%	12%
Operating expense margin	55.1%		53.7%		53.8%	57.4%		55.0%
Operating income	3,091	202	3,293	(23)	3,270	2,384	303	2,687	23%	22%
Operating income margin	21.8%		23.2%		23.1%	19.4%		21.9%

Other income	1	(1)	—	—	—	—	—	—
Provision for income taxes	630	62	692	(6)	686	421	66	487	42%	41%

Net earnings attributable to The Estée Lauder Companies Inc.	$2,338	$151	$2,489	$(16)	$2,473	$1,852	$237	$2,089	19%	18%
Diluted EPS	$6.39	$.41	$6.80	$(.04)	$6.76	$5.03	$.65	$5.68	20%	19%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	March 31, 2022	June 30, 2021	March 31, 2021
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,836	$4,958	$6,399
Accounts receivable, net	2,209	1,702	1,735
Inventory and promotional merchandise	2,830	2,505	2,134
Prepaid expenses and other current assets	625	603	729
Total current assets	9,500	9,768	10,997
Property, plant and equipment, net	2,493	2,280	2,106
Operating lease right-of-use assets	2,034	2,190	2,212
Other assets	7,332	7,733	4,585
Total assets	$21,359	$21,971	$19,900

LIABILITIES AND EQUITY

Current debt	$269	$32	$471
Accounts payable	1,470	1,692	1,277
Operating lease liabilities	388	379	372
Other accrued liabilities	3,287	3,195	3,077
Total current liabilities	5,414	5,298	5,197
Long-term debt	5,188	5,537	5,487
Long-term operating lease liabilities	1,948	2,151	2,198
Other noncurrent liabilities	1,758	2,037	1,460
Total noncurrent liabilities	8,894	9,725	9,145
Redeemable noncontrolling interest	865	857	—
Total equity	6,186	6,091	5,558
Total liabilities and equity	$21,359	$21,971	$19,900

SELECT CASH FLOW DATA (Unaudited)

	Nine Months Ended March 31
($ in millions)	2022	2021
Net earnings	$2,358	$1,860
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	546	475
Deferred income taxes	(90)	(103)
Goodwill, other intangible and long-lived asset impairments	216	114
Other items	315	392
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(548)	(506)
Decrease (increase) in inventory and promotional merchandise	(398)	13
Increase in other assets, net	(61)	(122)
Increase (decrease) in accounts payable and other liabilities, net	(369)	654
Net cash flows provided by operating activities	$1,969	$2,777

Other Investing and Financing Sources (Uses):
Capital expenditures	$(658)	$(386)
Settlement of net investment hedges	108	(175)
Payments to acquire treasury stock	(1,998)	(316)
Dividends paid	(624)	(561)
Proceeds (repayments) of current debt, net	(4)	(746)
Proceeds from issuance of long-term debt, net	—	596

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